Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Provides Operations Update for Block Z-1 in Peru

Houston—January 26, 2010—BPZ Resources, Inc. (NYSE:BPZ) announces the following update to its operations in offshore Block Z-1 in northwest Peru.

Corvina

On January 4, 2010, the Company reported the completion of the 19D well with a sustained initial production rate (IPR) of approximately 1,700 barrels of oil per day (bopd).  The well has continued to produce consistent with its initial IPR, with no apparent increase in its gas-oil-ratio and no formation water reported to date.   The next Corvina well, the 17D, is underway and targeting a Proved Undeveloped (PUD) location and the Company expects to complete the well later in the first quarter.

The Company has applied for an Extended Well Testing (EWT) permit in Corvina for the first five wells, not including the 19D and 17D wells.  The Company believes it is necessary to continue gathering data to allow it to fully understand the drive mechanisms that are present in Corvina.  Reinjection equipment for the CX11 platform has been ordered and the Company is planning to install the equipment with the objective of meeting the May 31, 2010 date to transition Corvina out of the EWT period and into Commercial Production (see release dated December 29, 2009: BPZ Energy Announces Approval of First Date of Commercial Production in Corvina and Reports on New Extended Well Testing Regulation).

Albacora

The Company also reported January 4, 2010 on the completion of the A-14XD well in this new field with an IPR of approximately 2,300 bopd from an oil zone lower than any of the oil zones tested in the discovery well drilled by Tenneco in 1972.  The well continued to produce consistently with no apparent increase in its gas-oil-ratio and with no formation water reported to date, until Osinergmin required the A-14XD to be temporarily shut-in.  The well is shut-in pending approval of the Company’s revised environmental permit application for the processing facilities, which are currently being installed at the platform.  The primary change to the application sets forth the plan to operate in Albacora with a floating, storage, and offloading vessel; while the original application was to operate with a floating, production, storage, and offloading vessel which is not currently needed since the production processing facilities will now be located on the platform rather than the vessel.

The Company commenced drilling its second Albacora well, the A-15D, which will be drilled to approximately 13,000 feet vertical depth and aims to test prospective sands below the lowest known oil sands tested or produced to date in the field.  As was the case in Corvina, the Company plans to take a step-by-step approach to find and delineate the generalized oil-water contact in the fieldbased on prospective sands identified by the A-14XD well.

The Company is installing the required processing facilities at the platform, and has shut-in the A-14XD well and suspended drilling of the A-15D until the work is complete.  The installation of these facilities is estimated to take approximately four weeks, at which time the drilling of the A-15D is expected to restart.  The A-15D well is scheduled to be completed late in the first quarter, depending primarily on the time it takes to complete the installation work mentioned above.  The A-14XD well will be reopened once the processing facilities are in place and the corresponding permit is issued.

Cautionary Remarks about Corvina and Albacora

IPRs:  Although each of the previous Corvina wells has declined differently since their initial production rates, partly due to the fact that they were completed in different zones and some of the wells had mechanical problems, the representative rates of decline remain to be determined as the effective production mechanisms in the Corvina field have yet to be fully understood, hence the Company desires to continue testing these initial wells.  The Company has yet to determine what production declines may be experienced in Albacora, and no conclusions should be drawn from the reported IPR as to the future performance of the well.

EWT of New Wells:  New wells like the19D in Corvina and the A-14XD in Albacora will be tested and produced under the new well-testing regulation, as previously announced by the Company, giving companies six months to evaluate a new well before applying for the Extended Well Testing (“EWT”) program.  If the Company is not successful in its petition to the DGH to allow continued testing in the Corvina field, the Company would be required to suspend production from the initial five wells previously completed in Corvina.  The suspension would cause the Company to experience an interruption in production from these wells which would negatively impact the revenue and cash flow associated with those wells for a period of approximately four months, assuming the reinjection equipment is installed and the related permits obtained on or about May 31, 2010.

Transition to Commercial Production:  As previously stated, the Company is currently planning to have the needed gas and water re-injection facilities at the Corvina CX11 platform on or about May 31, 2010 at which time all wells would be placed into commercial production.  While the equipment has been ordered, any delay in permitting and commissioning such reinjection equipment may force the Company to shut all of its Corvina wells until the equipment is ready, unless an extension for the May 31, 2010 date is given.  In the future, similar reinjection equipment to handle any associated gas and formation water will also be required in Albacora to transition this new field to commercial production.

Reserves:  No assumptions should be made about the impact of the 19D, 17D, A-14XD, A-15D or any other wells on estimates of the Company’s oil reserves.  In particular, our SEC reserve estimates are dependent upon our ability to continue to: (i) obtain necessary financing to develop our reserves until our revenues increase sufficiently to finance such activities internally, which increases cannot be guaranteed; (ii) bring our production to market, which will involve continued reliance on marine transport of our oil which we expect to produce from the Corvina and Albacora fields, and also involves signing an oil sales contract with the local refinery to be able to sell the Albacora oil; (iii) validate our geological and reservoir models through continued drilling, testing, and actual production results; and (iv) comply in a timely manner with all environmental and other regulatory requirements necessary for commercial production.

Manolo Zuñiga, President and Chief Executive Officer commented “We have moved forward with the drilling of two new wells in Block Z-1, one in Corvina and one in Albacora.  As is the case in any new field, there will be occasions when wells will need to be shut-in or drilling stopped, in order to maintain and comply with environmental and safety standards applicable to our offshore operations.  Meanwhile, we are addressing the permitting process as mandated in the current regulations to minimize or avoid any possible additional production delays.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful  installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.  We are prohibited from disclosing estimates of oil and gas resources that do not constitute “reserves” in our SEC filings.  We use certain terms in this press release, such as “oil in place,” “oil zones,” and “oil sands,” which the SEC guidelines strictly prohibit U.S. publicly registered companies from including in their filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200.  you can also obtain these filings from the SEC via the internet at www.sec.gov.